ATTACHED ARE THREE NEW ADVISORY AGREEMENTS.  WITH RESPECT TO
PHOENIX-ENGEMANN FUNDS ATTACHED ARE THE FOLLOWING EXHIBITS 77Q1(E):

(1) Amendment to Investment Advisory Agreement made as of the 1st day of May, 2005 amending the Investment Advisory Agreement made as of September 3, 1997 by and between Phoenix-Engemann Funds and Engemann Asset
Management.

(2) Investment Advisory Agreement effective as of May 1, 2005 by and between Phoenix-Engemann Funds and Phoenix Investment Counsel, Inc. pertaining to the Phoenix Balanced Return Fund.

(3) Subadvisory Agreement between Phoenix-Engemann Funds and Engemann Asset Management dated May 1, 2005 pertaining to the equity portfolio holdings of the Phoenix Balanced Return Fund.



(1)
                              AMENDMENT
                                 TO
                    INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT made as of the 1st day of May, 2005 amends that certain Investment Advisory Agreement made as of September 3, 1997 (the "Agreement") by and between PHOENIX-ENGEMANN FUNDS (formerly known as PASADENA INVESTMENT TRUST), a Delaware statutory trust (the "Trust") and ENGEMANN ASSET MANAGEMENT (formerly known as ROGER ENGEMANN & ASSOCIATES, INC.), a California Corporation (the "Adviser") as follows:

1.	Appendix A to the Agreement is hereby deleted in its
entirety and Appendix A attached hereto is substituted in its place.

2.	Appendix B to the Agreement is hereby deleted in its
entirety and Appendix B attached hereto is substituted in its place.

2.	Except as expressly amended hereby, all provisions of the
Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

3.	This Amendment shall become effective on the date first
accepted by the Adviser which date is set forth on the signature page hereof.

4.	This Amendment may be executed in one or more counterparts,
each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

Phoenix-Engemann Funds


By:  	/s/ Gretchen Lash
Name:	Gretchen Lash
Title:    President

Engemann Asset Management


By:  	/s/ Malcolm Axon
Name:	Malcolm Axon
Title: 	Chief Financial Officer
and Secretary



APPENDIX A


List of Funds subject to Investment Management Agreement:

Phoenix-Engemann Focus Growth Fund (formerly known as Pasadena
Growth Fund)

Phoenix-Engemann Nifty Fifty Fund (formerly known as Pasadena
Nifty Fifty Fund)

Phoenix-Engemann Small-Cap Fund ( formerly known as Phoenix
Engemann Small & Mid-Cap Growth Fund and Pasadena Small &
Mid Cap Growth Fund)




APPENDIX B


Phoenix-Engemann Focus Growth Fund

		First $50 Million			0.90%
		Next $450 Million			0.80%
		Over $500 Million			0.70%

Phoenix-Engemann Nifty Fifty Fund

		First $50 Million			0.90%
		Next $450 Million			0.80%
		Over $500 Million			0.70%

Phoenix-Engemann Small-Cap Growth Fund

		First $50 Million			1.00%
		Next $450 Million			0.90%
		Over $500 Million			0.80%



(2)
                        PHOENIX-ENGEMANN FUNDS

                     INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT, effective as of the 1st day of May, 2005
(the "Contract Date") by and between Phoenix-Engemann Funds, a Delaware business trust (the "Trust") and Phoenix Investment Counsel, Inc., a Connecticut corporation (the "Adviser").

WITNESSETH THAT:

1.	The Trust hereby appoints the Adviser to act as
investment adviser to the Trust on behalf of the portfolio series of the Trust established and designated by the Board of Trustees of the Trust (the "Trustees") on or before the date hereof, as listed on attached Schedule A (collectively, the "Existing Series"), for the period and on the terms set forth herein. The Adviser accepts such appointment and agrees to render the services described in this Agreement for the compensation herein provided.

2.	In the event that the Trustees desire to retain the
Adviser to render investment advisory services hereunder with respect to one or more of the additional series (the "Additional Series"), by agreement in writing, the Trust and the Adviser may agree to amend Schedule A to include such Additional Series, whereupon such Additional Series shall become subject to the terms and conditions of this Agreement.

3.	The Adviser shall furnish continuously an investment
program for the portfolio of the Existing Series and the portfolio of any Additional Series which may become subject to the terms and conditions set forth herein (sometimes collectively referred to as the "Series") and shall manage the investment and reinvestment of the assets of the portfolio of each Series, subject at all times to the supervision of the Trustees.

	4.	With respect to managing the investment and
reinvestment of the portfolio of the Series' assets, the Adviser shall provide, at its own expense:

(a)	Investment research, advice and supervision;

(b)	An investment program for each Series consistent
with its investment objectives, policies and procedures;

(c)	Implementation of the investment program for each
Series including the purchase and sale of securities;

(d)	Implementation of an investment program designed
to manage cash, cash equivalents and short-term investments
for a Series with respect to assets designated from time to
time to be managed by a subadviser to such Series;
(e)	Advice and assistance on the general operations
of the Trust; and

(f)	Regular reports to the Trustees on the implementation
of each Series' investment program.

5.	The Adviser shall, for all purposes herein, be deemed
to be an independent contractor.

6.	The Adviser shall furnish at its own expense, or pay
the expenses of the Trust, for the following:

(a)	Office facilities, including office space,
furniture and equipment;

(b)	Personnel necessary to perform the functions
required to manage the investment and reinvestment of each Series' assets (including those required for research, statistical and investment work);

(c)	Except as otherwise approved by the Board,
personnel to serve without salaries from the Trust as officers or agents of the Trust. The Adviser need not provide personnel to perform, or pay the expenses of the Trust for, services customarily performed for an open-end management investment company by its national distributor, custodian, financial agent, transfer agent, registrar, dividend disbursing agent, auditors and legal counsel;

(d)	Compensation and expenses, if any, of the
Trustees who are also full-time employees of the Adviser or any of its affiliates; and

(e)	Any subadviser recommended by the Adviser and
appointed to act on behalf of the Trust.

7.	All costs and expenses not specifically enumerated
herein as payable by the Adviser shall be paid by the Trust. Such expenses shall include, but shall not be limited to, all expenses (other than those specifically referred to as being borne by the Adviser) incurred in the operation of the Trust and any public offering of its shares, including, among others, interest, taxes, brokerage fees and commissions, fees of Trustees who are not full-time employees of the Adviser or any of its affiliates, expenses of Trustees' and shareholders' meetings including the cost of printing and mailing proxies, expenses of Adviser personnel attending Trustee meetings as required, expenses of insurance premiums for fidelity and other coverage, expenses of repurchase and redemption of shares, expenses of issue and sale of shares (to the extent not borne by its national distributor under its agreement with the Trust), expenses of printing and mailing stock certificates representing shares of the Trust, association membership dues, charges of custodians, transfer agents, dividend disbursing agents and financial agents, bookkeeping, auditing and legal expenses. The Trust will also pay the fees and bear the expense of registering and maintaining the registration of the Trust and its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws and the expense of preparing and mailing prospectuses and reports to shareholders. Additionally, if authorized by the Trustees, the Trust shall pay for extraordinary expenses and expenses of a non-recurring nature which may include, but not be limited to the reasonable and proportionate cost of any reorganization or acquisition of assets and the cost of legal proceedings to which the Trust is a party.

8.	The Adviser shall adhere to all applicable policies
and procedures as adopted from time to time by the Trustees, including but not limited to the following:

(a)	Code of Ethics.  The Adviser shall adopt a Code
of Ethics designed to prevent "access persons" (as defined therein in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the "Investment Company Act")) from engaging in fraudulent acts or transactions that are, or have the potential of being viewed as, a conflict of interest, and shall monitor for compliance with its Code of Ethics and report any violations to the Trust's Compliance Officer.
(b)	Policy with Respect to Brokerage Allocation.  The
Adviser shall have full trading discretion in selecting brokers for Series transactions on a day to day basis so long as each selection is in conformance with the Trust's Policy with Respect to Brokerage Allocation. Such discretion shall include use of "soft dollars" for certain broker and research services, also in conformance with the Trust's Policy with Respect to Brokerage Allocation. The Adviser may delegate the responsibilities under this section to a Subadviser of a Series.
(c)	Procedures for the Determination of Liquidity of
Assets. It shall be the responsibility of the Adviser to monitor the Series' assets that are not liquid, making such determinations as to liquidity of a particular asset as may be necessary, in accordance with the Trust's Procedures for the Determination of Liquidity of Assets. The Adviser may delegate the responsibilities under this section to a Subadviser of a Series.
(d)	Policy with Respect to Proxy Voting.  In the
absence of specific direction to the contrary and in a manner consistent with the Trust's Policy with Respect to Proxy Voting, the Adviser shall be responsible for voting proxies with respect to portfolio holdings of the Trust.
The Adviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the assets under management by the Adviser in accordance with such policies and procedures adopted or approved by each Series'. Unless the Fund gives the
Adviser written instructions to the contrary, the Adviser will, in compliance with the proxy voting procedures of the Series then in effect or approved by the Series, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which the assets of the Series may be invested. The Adviser shall cause the Custodian to forward promptly to the Adviser (or designee) all proxies upon receipt so as to afford the Adviser a reasonable amount of time in which to determine how to vote such proxies. The Adviser agrees to provide the Trust with quarterly proxy voting reports in such form as the Trust may request from time to time.  The Adviser may delegate
the responsibilities under this section to a Subadviser of
a Series.
(e)	Procedures for the Valuation of Securities.  It
shall be the responsibility of the Adviser to fully comply with the Trust's Procedures for the Valuation of
Securities. The Adviser may delegate the responsibilities under this section to a Subadviser of a Series.
9.	For providing the services and assuming the expenses
outlined herein, the Trust agrees that the Adviser shall be compensated as follows:

(a)	The Trust shall pay a monthly fee calculated at
an annual rate as specified in Schedule A.  The amounts
payable to the Adviser with respect to the Series shall be
based upon the average of the values of the net assets of
the Series as of the close of business each day, computed
in accordance with the Trust's Declaration of Trust.
(b)	Compensation shall accrue immediately upon the
effective date of this Agreement.
(c)	If there is termination of this Agreement with
respect to any Series during a month, the Series' fee for
that month shall be proportionately computed upon the
average of the daily net asset values of such Series for
such partial period in such month.
(d)	The Adviser agrees to reimburse the Trust for the
amount, if any, by which the total operating and management expenses of the portfolio of any Series (including the Adviser's compensation, pursuant to this paragraph, but excluding taxes, interest, costs of portfolio acquisitions and dispositions and extraordinary expenses), for any "fiscal year" exceed the level of expenses which such Series is permitted to bear under the most restrictive expense limitation (which is not waived by the State) imposed on open-end investment companies by any state in which shares of such Series are then qualified. Such reimbursement, if any, will be made by the Adviser to the Trust within five days after the end of each month. For the purpose of this subparagraph (d), the term "fiscal year" shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement.

10.	The services of the Adviser to the Trust are not to be
deemed exclusive, the Adviser being free to render services to others and to engage in other activities. Without relieving the Adviser of its duties hereunder and subject to the prior approval of the Trustees and subject further to compliance with applicable provisions of the Investment Company Act, as amended, the Adviser may appoint one or more agents to perform any of the functions and services which are to be provided under the terms of this Agreement upon such terms and conditions as may be mutually agreed upon among the Trust, the Adviser and any such agent.

11. 	The Adviser shall not be liable to the Trust or to any
shareholder of the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust or by any shareholder of the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Adviser in the performance of its duties hereunder.

12.	It is understood that:

(a)	Trustees, officers, employees, agents and
shareholders of the Trust are or may be "interested persons" of the Adviser as directors, officers, stockholders or otherwise;

(b)	Directors, officers, employees, agents and
stockholders of the Adviser are or may be "interested persons" of the Trust as Trustees, officers, shareholders or otherwise; and

(c)	The existence of any such dual interest shall not
affect the validity hereof or of any transactions hereunder.

13. 	This Agreement shall become effective with respect to
the Existing Series as of the date stated above, and with respect to any Additional Series, on the date specified in any amendment to this Agreement reflecting the addition of each Additional Series in accordance with paragraph 2 (the "Amendment Date"). Unless terminated as herein provided, this Agreement shall remain in full force and effect until November 30, 2005 with respect to each Existing Series and until November 30 of the first full calendar year following the Amendment Date with respect to each Additional Series, and shall continue in full force and effect for periods of one year thereafter with respect to each Series so long as (a) such continuance with respect to any such Series is approved at least annually by either the Trustees or by a "vote of the majority of the outstanding voting securities" of such Series and (b) the terms and any renewal of this Agreement with respect to any such Series have been approved by a vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" of any such party cast in person at a meeting called for the purpose of voting on such approval.

Any approval of this Agreement by a vote of the holders of a "majority of the outstanding voting securities" of any Series shall be effective to continue this Agreement with respect to such Series notwithstanding (a) that this Agreement has not been approved by a "vote of a majority of the outstanding voting securities" of any other Series of the Trust affected thereby and (b) that this Agreement has not been approved by the holders of a "vote of a majority of the outstanding voting securities" of the Trust, unless either such additional approval shall be required by any other applicable law or otherwise.

14. 	The Trust may terminate this Agreement with respect to
the Trust or to any Series upon 60 days' written notice to the Adviser at any time, without the payment of any penalty, by vote of the Trustees or, as to each Series, by a "vote of the majority of the outstanding voting securities" of such Series. The Adviser may terminate this Agreement upon 60 days' written notice to the Trust, without the payment of any penalty. This Agreement shall immediately terminate in the event of its "assignment".

15. 	The terms "majority of the outstanding voting
securities", "interested persons" and "assignment", when used herein, shall have the respective meanings in the Investment
Company Act.


16.	In the event of termination of this Agreement, or at
the request of the Adviser, the Trust will eliminate all reference to "Phoenix" from its name, and will not thereafter transact business in a name using the word "Phoenix" in any form or combination whatsoever, or otherwise use the word "Phoenix" as a part of its name. The Trust will thereafter in all prospectuses, advertising materials, letterheads, and other material designed to be read by investors or prospective investors delete from the name the word "Phoenix" or any approximation thereof. If the Adviser chooses to withdraw the Trust's right to use the word "Phoenix," it agrees to submit the question of continuing this Agreement to a vote of the Trust's shareholders at the time of such withdrawal.

17. 	It is expressly agreed that the obligations of the
Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or be binding upon or impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

18.	This Agreement shall be construed and the rights and
obligations of the parties hereunder enforced in accordance with the laws of the State of Delaware.

19.	Subject to the duty of the Adviser and the Trust to
comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Series and any Additional Series that may be named, and the actions of the Adviser and the Trust in respect thereof.

20.	The Adviser will not advise or act on behalf of the
Series in regard to class action filings, with respect to any securities held in the Series portfolio.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

                                   PHOENIX-ENGEMANN FUNDS

                                   By: /s/ Gretchen Lash
                                   Name:  Gretchen Lash
                                   Title: President

                                   PHOENIX INVESTMENT COUNSEL, INC.

                                   By: /s/ John H. Beers
                                   Name:  John H. Beers
                                   Title: Vice President and Clerk


                             SCHEDULE A


               SERIES                           ANNUAL INVESTMENT
                                                  ADVISORY FEE

 Phoenix-Engemann Balanced Return Fund     0.80% for first $50 million
                                           0.70% on next $450 million
                                           0.60% over $500 million




(3)
                       PHOENIX-ENGEMANN FUNDS

                       SUBADVISORY AGREEMENT

                                                    May 1, 2005

Engemann Asset Management
600 North Rosemead Boulevard
Pasadena, California 91107-2133

RE:	Subadvisory Agreement

Ladies and Gentlemen:

Phoenix-Engemann Funds (the "Fund") is a diversified open-end series investment company registered under the Investment Company Act of 1940 (the "Act"), and is subject to the rules and regulations promulgated thereunder. The shares of the Fund are offered or may be offered in several series, including the Phoenix-Engemann Balanced Return Fund (hereafter referred to as the "Series").

Phoenix Investment Counsel, Inc. (the "Adviser") evaluates and recommends series advisers for the Series and is responsible for the day-to-day management of the Series.

1.	Employment as a Subadviser.  The Adviser, being duly
authorized, hereby employs Engemann Asset Management (the "Subadviser") as a discretionary series adviser to invest and reinvest the assets of the equity portion of the portfolio of the Series on the terms and conditions set forth herein. The services of the Subadviser hereunder are not to be deemed exclusive; the Subadviser may render services to others and engage in other activities that do not conflict in any material manner in the Subadviser's performance hereunder.

2.	Acceptance of Employment; Standard of Performance.  The
Subadviser accepts its employment as a discretionary series adviser of the equity portion of the portfolio of the Series and agrees to use its best professional judgment to make investment decisions for the Series in accordance with the provisions of this Agreement and as set forth in Schedule D attached hereto and made a part hereof.

3.	Services of Subadviser.  In providing management services
to the Series, the Subadviser shall be subject to the investment objectives, policies and restrictions of the Fund as they apply to the equity portion of the portfolio of the Series only, as set forth in the Fund's then current Prospectus and Statement of Additional Information (as the same may be modified from time to time and provided to the Subadviser by Adviser), and to any applicable investment restrictions set forth in the Act and the Rules thereunder, to the supervision and control of the Trustees of the Fund
(the "Trustees"), and to instructions from the Adviser. The Subadviser shall not, without the Fund's prior approval, effect any transactions that would cause the equity portion of the portfolio of the Series at the time of the transaction to be out of compliance with any such restrictions or policies. The Adviser shall be responsible for monitoring compliance with the investment objectives, policies and restrictions of the Fund.

4.	Transaction Procedures.  The series transactions placed for
the Series by the Subadviser will be consummated by payment to, or delivery by, the Custodian(s) from time to time designated by the Fund (the "Custodian"), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Series. The Subadviser shall not have possession or custody of such cash and/or securities or any responsibility or liability with respect to such custody.
The Subadviser shall advise the Custodian and confirm in writing to the Fund all investment orders for the Series placed by it with brokers and dealers at the time and in the manner set forth in Schedule A hereto (as amended from time to time). The Fund shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Subadviser.
The Fund shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Subadviser shall have no responsibility or liability with respect to custodial arrangements or the act, omissions or other conduct of the Custodian.

5.	Allocation of Brokerage.  The Subadviser shall have
authority and discretion to select brokers and dealers to execute Series transactions initiated by the Subadviser, and to select the markets on or in which the transactions will be executed.

A.	In placing orders for the sale and purchase of equity
securities for the Series, the Subadviser's primary responsibility shall be to seek the best execution of orders at the most favorable prices. However, this responsibility shall not obligate the Subadviser to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Series, so long as the Subadviser reasonably believes that the broker or dealer selected by it can be expected to obtain a "best execution" market price on the particular transaction and determines in good faith that the commission cost is reasonable in relation to the value of the brokerage and research services (as defined in Section 28(e)(3) of the Securities Exchange
Act of 1934) provided by such broker or dealer to the Subadviser, viewed in terms of either that particular transaction or of the Subadviser's overall responsibilities with respect to its clients, including the Series, as to which the Subadviser exercises investment discretion, notwithstanding that the Series may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Series a lower commission on the particular transaction.

B.	The Subadviser shall not execute any securities
transactions for the Series with a broker or dealer that is an "affiliated person" (as defined in the Act) of the Fund, the Subadviser or the Adviser without the prior written approval of the Fund. The Fund will provide the Subadviser with a list of brokers and dealers that are "affiliated persons" of the Fund or Adviser.

6.	Proxies and Class Actions.  The Subadviser shall review all
the proxy solicitation materials it receives on behalf of the Series. Unless the Adviser or the Fund gives the Subadviser written instructions to the contrary, the Subadviser will, in compliance with the proxy voting procedures of the Series then in effect, vote or abstain from voting, all proxies received with respect to the issuers of the equity securities in which assets of the Series may be invested. The Adviser shall cause the Custodian to forward promptly to the Subadviser all such proxies upon receipt, so as to afford the Subadviser a reasonable amount of time in which to determine how to vote such proxies. The Subadviser agrees to provide the Adviser with quarterly proxy voting reports in such form as the Adviser may request from time to time. The Subadviser will not advise or act on behalf of the Series in regard to class action filings, with respect to any securities held in the Series portfolio.

7.	Fees for Services.  The compensation of the Subadviser for
its services under this Agreement shall be calculated and paid by the Adviser in accordance with the attached
Schedule C. Pursuant to the Investment Advisory Agreement between the Fund and the Adviser, the Adviser is solely responsible for the payment of fees to the Subadviser.

8.	Limitation of Liability.  The Subadviser shall not be
liable for any action taken, omitted or suffered to be taken by it in its best professional judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with specific directions or instructions from the Fund, provided, however, that such acts or omissions shall not have constituted a breach of the investment objectives, policies and restrictions applicable to the Series and that such acts or omissions shall not have resulted from the Subadviser's willful misfeasance, bad faith or gross negligence, a violation of the standard of care established by and applicable to the Subadviser in its actions under this Agreement or a breach of its duty or of its obligations hereunder (provided, however, that the foregoing shall not be construed to protect the Subadviser from liability under the Act).

9.	Confidentiality.  Subject to the duty of the Subadviser and
the Fund to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Series and the actions of the Subadviser and the Fund in respect thereof.

10.	Assignment.  This Agreement shall terminate automatically
in the event of its assignment, as that term is defined in
Section 2(a)(4) of the Act. The Subadviser shall notify the Fund in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Fund to consider whether an assignment as defined in Section 2(a)(4) of the Act will occur, and to take the steps necessary to enter into a new contract with the Subadviser.

11.	Representations, Warranties and Agreements of the
Subadviser. The Subadviser represents, warrants and agrees that:

A.	It is registered as an "Investment Adviser" under the
Investment Advisers Act of 1940 ("Advisers Act").

B.	It will maintain, keep current and preserve on behalf
of the Series, in the manner required or permitted by the Act and the Rules thereunder, the records identified in Schedule B (as Schedule B may be amended from time to time). The Subadviser agrees that such records are the property of the Series, and will be surrendered to the Series or to Adviser as agent of the Series promptly upon request of either.

C.	It has or shall adopt a written code of ethics
complying with the requirements of Rule 17j-l under the Act and will provide the Fund and Adviser with a copy of the code of ethics and evidence of its adoption.
Subadviser acknowledges receipt of the written code of ethics adopted by and on behalf of the Fund (the "Code of Ethics"). Within 15 days of the end of each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Subadviser shall certify to the Fund and to Adviser that the Subadviser has complied with the requirements of Rule 17j-l during the previous calendar quarter and that there has been no violation of its code of ethics, or the Code of Ethics, or if such a violation has occurred, that appropriate action was taken in response to such violation. The Subadviser shall permit the Fund and Adviser to examine the reports required to be made by the Subadviser under Rule 17j-l(c)(1) and this subparagraph.

D.	Reference is hereby made to the Declaration of Trust
dated August 17, 2000 establishing the Fund, a copy of which has been filed with the Secretary of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed with the Secretary of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The name "Phoenix Equity Trust" refers to the Trustees under said Declaration of Trust, as Trustees and not personally, and no Trustee, shareholder, officer, agent or employee of the Fund shall be held to any personal liability in connection with the affairs of the Fund; only the trust estate under said Declaration of Trust is liable. Without limiting the generality of the foregoing, neither the Subadviser nor any of its officers, directors, partners, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, Trustee, officer, agent or employee of the Fund or of any successor of the Fund, whether such liability now exists or is hereafter incurred for claims against the trust estate.

12.	Amendment.  This Agreement may be amended at any time, but
only by written agreement among the Subadviser, the Adviser and the Fund, which amendment, other than amendments to Schedules A, B, and D, is subject to the approval of the Trustees and the Shareholders of the Fund as and to the extent required by the Act.

13.	Effective Date; Term.  This Agreement shall become
effective on the date set forth on the first page of this Agreement, and shall continue in effect until the first meeting of the shareholders of the Series, and, if its renewal is approved at that meeting in the manner required by the Act, shall continue in effect thereafter only so long as its continuance has been specifically approved at least annually by the Trustees in accordance with Section
15(a) of the Investment Company Act, and by the majority vote of the disinterested Trustees in accordance with the requirements of Section 15(c) thereof.

14.	Termination.  This Agreement may be terminated by any
party, without penalty, immediately upon written notice to the other parties in the event of a breach of any provision thereof by a party so notified, or otherwise upon thirty
(30) days' written notice to the other parties, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the other parties.

15.	Applicable Law.  To the extent that state law is not
preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

16.	Severability.  If any term or condition of this Agreement
shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

17.	Certifications. The Subadviser hereby warrants and
represents that it will provide the requisite certifications requested by the chief executive officer and chief financial officer of the Fund necessary for those named officers to fulfill their reporting and certification obligations on Forms N-CSR and N-Q as required under the Sarbanes-Oxley Act of 2002.

18.	Indemnification.  The Adviser agrees to indemnify and hold
harmless the Subadviser and the Subadviser's directors, officers, employees and agents from and against any and all losses, liabilities, claims, damages, and expenses whatsoever, including reasonable attorneys' fees
(collectively, "Losses"), arising out of or relating to (i) any breach by the Adviser of any provision of this Agreement; (ii) the negligence, willful misconduct, bad faith, or breach of fiduciary duty of the Adviser; (iii) any violation by the Adviser of any law or regulation relating to its activities under this Agreement; and (iv) any dispute between the Adviser and any Fund shareholder, except to the extent that such Losses result from the gross negligence, willful misconduct, bad faith, or breach of fiduciary duty of the Subadviser.


Phoenix-Engemann Funds

By: /s/ Gretchen Lash
     Name:  Gretchen Lash
     Title:    President

Phoenix Investment Counsel, Inc.

By: /s/ John H. Beers
     Name:  John H. Beers
     Title:    Vice President and Clerk


ACCEPTED:

Engemann Asset Management

By:  /s/ Malcolm Axon
      Name: Malcolm Axon
      Title:   Chief Financial Officer


SCHEDULES:
A.  Operational Procedures
B.  Record Keeping Requirements
C.  Fee Schedule
D.  Subadviser Functions



                              SCHEDULE A

                         OPERATIONAL PROCEDURES

In order to minimize operational problems, it will be necessary for a flow of information to be supplied to State Street Bank and Trust Company (the "Custodian"), the custodian for the Series.

The Subadviser must furnish the Custodian with daily information as to executed trades, or, if no trades are executed, with a report to that effect, no later than 5 p.m. (Eastern Standard time) on the day of the trade (confirmation received from broker). The necessary information can be sent via facsimile machine to the Custodian. Information provided to the Custodian shall include the following:

1.	Purchase or sale;
2.	Security name;
3.	CUSIP number (if applicable);
4.	Number of shares and sales price per share;
5.	Executing broker;
6.	Settlement agent;
7.	Trade date;
8.	Settlement date;
9.	Aggregate commission or if a net trade;
10.	Interest purchased or sold from interest bearing security;
11.	Other fees;
12.	Net proceeds of the transaction;
13.	Exchange where trade was executed; and
14.	Identified tax lot (if applicable).

When opening accounts with brokers for, and in the name of, the Series, the account must be a cash account. No margin accounts are to be maintained in the name of the Series. Delivery instructions are as specified by the Custodian. The Custodian will supply the Subadviser daily with a cash availability report. This will normally be done by telex so that the Subadviser will know the amount available for investment purposes.




                            SCHEDULE B

            RECORDS TO BE MAINTAINED BY THE SUBADVISER

1.	(Rule 31a-1(b)(5))  A record of each brokerage order, and
all other series purchases and sales, given by the Subadviser on behalf of the Series for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

A.	The name of the broker;
B.	The terms and conditions of the order and of any modifications or cancellations thereof;
C.	The time of entry or cancellation;
D.	The price at which executed;
E.	The time of receipt of a report of execution; and
F.	The name of the person who placed the order on behalf
      of the Fund.

2.	(Rule 31a-1(b)(9))  A record for each fiscal quarter,
completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of Series securities placed by the Subadviser to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

A.	Shall include the consideration given to:
(i)	The sale of shares of the Fund by brokers or dealers.
(ii)	The supplying of services or benefits by brokers or dealers to:
(a)	The Fund,
(b)	The Adviser (Phoenix Investment Counsel, Inc.)
(c)	The Subadviser, and
(d)	Any person other than the foregoing.
(iii)	Any other consideration other than the technical qualifications of the brokers and dealers as such.
B.	Shall show the nature of the services or benefits made available.
C.	Shall describe in detail the application of any
      general or specific formula or other determinant used
      in arriving at such allocation of purchase and sale
      orders and such division of brokerage commissions or
      other compensation.
D.	The name of the person responsible for making the
      determination of such allocation and such division of brokerage commissions or other compensation.

3.	(Rule 31a-(b)(10))  A record in the form of an appropriate
memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of series securities. Where a committee or group makes an authorization, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of series securities and such other information as is appropriate to support the authorization.*

4.	(Rule 31a-1(f))  Such accounts, books and other documents
as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Subadviser's transactions for the Series.

______________________________________
*Such information might include: current financial information, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendation; i.e., buy, sell, hold) or any internal reports or subadviser review.




                              SCHEDULE C

                            SUBADVISORY FEE

(a) 	For services provided to the Series, the Adviser will
pay to the Subadviser, on or before the 10th day of each month, a fee, payable in arrears, which is calculated at a rate equal to 50% of the gross investment management fee multiplied by the percentage of equity assets held in the Series.

The fees shall be prorated for any month during which this agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Series shall be valued as set forth in the then current registration statement of the Series.






                              SCHEDULE D

                         SUBADVISER FUNCTIONS

With respect to managing the investment and reinvestment of the equity portion of the portfolio of the Series, the Subadviser shall provide, at its own expense:

(a)	An investment program for the equity portion of the
portfolio of the Series consistent with its investment objectives based upon the development, review and adjustment of buy/sell strategies approved from time to time by the Board of Trustees and Adviser;

(b)	Implementation of such investment program for the
equity portion of the portfolio of the Series based upon the foregoing criteria;

(c)	Quarterly reports, in form and substance acceptable to
the Adviser, with respect to: i) compliance with the Code of Ethics and the Subadviser's code of ethics;
ii) compliance with procedures adopted from time to time by the Trustees of the Fund relative to securities eligible for resale under Rule 144A under the Securities Act of 1933, as amended; iii) diversification of the equity portion of the portfolio of the Series in accordance with the then prevailing prospectus and statement of additional information pertaining to the Series and governing laws; iv) compliance with governing restrictions relating to the fair valuation of securities for which market quotations are not readily available or considered
"illiquid" for the purposes of complying with the Series' limitation on acquisition of illiquid securities; v) any and all other reports reasonably requested in accordance with or described in this Agreement; and, vi) the implementation of the Series' investment program, including, without limitation, analysis of Series performance as it relates to the equity portion of the portfolio;

(d)	Promptly after filing with the Securities and Exchange
Commission an amendment to its Form ADV, a copy of such amendment to the Adviser and the Trustees;

(e)	Attendance by appropriate representatives of the
Subadviser at meetings requested by the Adviser or Trustees at such time(s) and location(s) as reasonably requested by the Adviser or Trustees; and

(f)	Notice to the Trustees and the Adviser of the
occurrence of any event which would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act of 1940 or otherwise.